PROMISE TO PURCHASE

1. **IDENTIFICATION OF THE PARTIES**

   1.1. **LOOP CANADA INC.**, represented by Daniel Solomita, President, having a place of business at 480 Fernand Poitras, Terrebonne, (Québec) J64 1Y4, **hereinafter called the PURCHASER.**

   1.2. **VEOLIA ES CANADA INDUSTRIAL SERVICES INC.**, represented by Cyrille Flamant, Chief Financial Officer, having a place of business at 1705 3ieme Avenue, Montreal, Quebec H1B 5M9, **hereinafter called the VENDOR.**

   1.3. **LANDMARK ADVISORY SERVICES INC.**, Real Estate Agency, permit n° G5477, having its head office at 4915 Paré, Montréal (Québec) H4P 1P4, telephone: (514) 845-9113, fax: (514) 845-2722, represented by Michael Friedlieb, Commercial Real Estate Broker, permit n° B8088, **hereinafter called the Agency.**

2. **OBJECT OF THE CONTRACT, hereinafter called the Promise to Purchase or Promise**

   2.1. The PURCHASER hereby promises to purchase, through the intermediary of the Agency, the IMMOVABLE described hereinafter, at the price and under the conditions stated below:

   2.2. **ADDRESS: 11455 Ontario East**, Montreal, province of Québec, H1B 5J3 and known and designated as **lot numbers 1 252 275 and 1 252 276**, Cadastre of Québec, Registration Division of Montreal, having an area of approximately Fourteen Thousand Forty-Two (14,042) square meters more or less, with several buildings thereon erected (hereinafter called the **"IMMOVABLE"**).

   2.3. As part of this transaction, VENDOR shall also transfer to PURCHASER, for no additional consideration, a press filter and the Waste Water Biological Treatment Unit (together, "The EQUIPMENT"). The Equipment shall be transferred on an as is/where is basis, without any warranty except that it is the owner of the Equipment. The PURCHASER confirms that the Equipment has been inspected and is acceptable to its satisfaction on the date of this Promise to Purchase and the VENDOR has not made and will not make any express or implied declarations, warranties or representations regarding the EQUIPMENT, except that it is the owner of the Equipment.

3. **PRICE AND TERMS OF PAYMENT**

   3.1. The IMMOVABLE purchase price (the "Purchase Price") shall be ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($1,200,000) which the PURCHASER agrees to pay as follows:

   3.2. **DEPOSIT**: With this Promise to Purchase, the PURCHASER remits to the Trustee, as an instalment on the sale price to be paid, by certified cheque or wire transfer payable to the order of the PURCHASER's solicitors, Osler, Hoskin & Harcour LLP, in trust (hereinafter called the **"Trustee"**), the amount of ONE HUNDRED THOUSAND DOLLARS ($100,000) (the **"Deposit"**).

   3.3. the balance of the Purchase Price, namely, the amount of $1,100,000.00, by certified cheque, bank draft or by wire transfer at the date of the execution of the Deed of Sale (the "**Closing Date**"), which shall take place at the offices of the legal counsel of the PURCHASER on or before the date

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that is thirty (30) days from the date of the satisfaction of the waiver by the PURCHASER of the conditions precedent to the completion of the transactions contemplated herein, or such prior other date as may be mutually agreed upon in writing between the parties (hereinafter called the "**Closing**").

3.4. The Trustee shall upon receipt of the Deposit invest the same in an interest-bearing account with interest to accrue to the account of the Purchaser. Upon the Closing, the Deposit, and accrued interest, shall be credited to the PURCHASER on account of the Purchase Price except as otherwise herein provided. In the event that the transaction of purchase and sale contemplated herein is not completed for any reason other than solely due to a breach or default by the PURCHASER, the Deposit, together with interest earned thereon, if any, shall immediately be released to the PURCHASER. In the event that the transaction of purchase and sale contemplated herein is not completed due solely to a breach or default by the PURCHASER, the Deposit, together with interest earned thereon, if any, shall be released to the VENDOR as liquidated damages and full and final settlement of any and claims the VENDOR against the PURCHASER and the VENDOR shall have no further recourse to the PURCHASER.

3.5. The deed of sale giving effect to this Promise to Purchase (the "**Deed of Sale**") shall be executed before the PURCHASER's notary, at the PURCHASER's cost, at the date of Closing. The Deed of Sale shall not contain any representations, warranties, certifications, indemnities, covenants or obligations that conflict with or are contrary to or are more onerous than those contained in this Promise to Purchase. In the event of a conflict or inconsistency between the terms of the Deed of Sale and this Promise to Purchase, the terms and conditions of this Promise to Purchase shall take precedence.

4. OBLIGATIONS, DECLARATIONS AND OTHER CONDITIONS

4.1. OWNERSHIP DOCUMENTS The VENDOR shall provide: a) good title, free of all hypothecs with the exception of those mentioned herein or the servitudes granted for the purpose of supplying public utilities to the Immovable described herein; b) any title deeds which VENDOR may have in its possession; c) a certificate of location describing the Immovable in its present physical state; d) plans and specifications and other descriptive documents related to the IMMOVABLE and its equipment (including manuals, and specifications) that the VENDOR may have in its possession; e) Municipal and school tax accounts for the current year, originating from any competent authority having jurisdiction over the Immovable; f) a list of any outstanding claims, formal demands, legal actions or disputes with regard to the Immovable, if any; g) Outstanding insurance claims, if any; h) Notices of violation of laws or regulations applicable to the Immovable that it may have been made aware of; i) all environmental studies and reports relating to the IMMOVABLE performed during the year 2017, including reliance letters in favour of the PURCHASER (to be provided at the cost of the Vendor); j) copies of all contracts and leases (including offers to lease, subleases and assignments of lease) affecting the IMMOVABLE and k) any other documents or information reasonably requested by the PURCHASER regarding the VENDOR as owner of the Immovable or regarding the Immovable that the PURCHASER requires for its due diligence review of the Immovable.

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4.2. All documents and information regarding the Immovable shall be provided by the VENDOR to the PURCHASER within two (2) business days of the acceptance by the VENDOR of this Promise to Purchase.

4.3. At the request of the PURCHASER, the VENDOR shall promptly deliver to the PURCHASER letters addressed to such governmental authorities as may be requested by the PURCHASER or the PURCHASER's legal counsel, authorizing each such authority to release to the PURCHASER such information on compliance matters that the authority may have with respect to the Immovable, provided such authorizations explicitly do not authorize, request or result in any inspections with respect to the Immovable. The PURCHASER covenants and agrees with the VENDOR that it will not request, directly or indirectly, any such inspections.

4.4. **DECLARATIONS BY THE VENDOR**

The hereby VENDOR covenants, represents and warrants to and in favour of the PURCHASER that, as of the date of this Promise to Purchase and as at the Closing Date (except where otherwise herein stated):

4.4.1. The VENDOR is a corporation subsisting under the laws of its constitution and has the necessary corporate power, authority and capacity to enter into this Promise to Purchase and the Deed of sale and to carry out the transaction contemplated by this Promise to Purchase on the terms and subject to the conditions set out in this Promise to Purchase.

4.4.2. The execution and delivery by the VENDOR of this Promise to Purchase and all other instruments and agreements contemplated by this Promise to Purchase, and its consummation of the transaction contemplated by this Promise to Purchase, have been or will by Closing be duly authorized by all requisite corporate proceedings on the part of the VENDOR.

4.4.3. Neither the execution of this Promise to Purchase nor its performance by the VENDOR will result in a breach of any term or provision or constitute a default under the constating documents or by-laws of the VENDOR.

4.4.4. There are no employees employed by the VENDOR in connection with the Immovable in respect of which the PURCHASER will incur any liabilities whatsoever as a result of the completion of the transaction contemplated by this Promise to Purchase.

4.4.5. The VENDOR hereby declares that the IMMOVABLE is not part of a housing complex within the meaning of the Act respecting the Régie du Logement.

4.4.6. To the best of its knowledge, the VENDOR hereby declares that the IMMOVABLE is not classified or recognized cultural property and is not situated in a historic or natural district, on a classified historic site or in a protected area provided for in the Cultural Property Act.

4.4.7. The VENDOR hereby declares that the sale will be made with legal warranty as to title only, but is made on a "as is, where is" basis without warranty of any nature, legal or

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conventional, with regards to quality and latent defects, the PURCHASER acquiring the IMMOVABLE at its own risk and peril in such regard.

4.4.8. The VENDOR is not a non-resident of Canada within the meaning of Section 116 of the *Income Tax Act* (Canada).

4.4.9. To the best of its knowledge, the VENDOR hereby declares that the IMMOVABLE is not subject to the Act Respecting the Preservation of Agricultural Land and Agricultural Activities.

4.4.10. The VENDOR hereby declares that the IMMOVABLE is not the object of an option to purchase by any third party, a right of first refusal, a first Promise to Purchase or any other similar agreement with respect to the Immovable. There are no consents from any third parties necessary for the transfer, assignment and conveyance of the Immovable.

4.4.11. All accounts for work and services performed or material placed or furnished upon or in respect of any improvements to the Immovable by or on behalf of the VENDOR will have been fully paid by the Closing Date, except as may be shown on the statement of adjustments as a credit to the PURCHASER.

4.4.12. The VENDOR has not received written notice of any pending or threatened expropriation proceedings relating to the Immovable or any part thereof and the VENDOR shall give prompt notice to the PURCHASER if it receives written notice of any pending or threatened expropriation proceedings relating to the Immovable or any part thereof after the date hereof.

4.4.13. The VENDOR hereby warrants that it will deliver the Immovable to the PURCHASER free of contracts for service, rental of equipment, repairs or other similar contracts upon the date of the signing of the Deed of Sale. Any existing contracts, unless expressly assumed by the PURCHASER at is election, in its discretion, shall be terminated at the cost of the VENDOR. As of the date of acceptance of this Promise to Purchase, the VENDOR shall not enter into any lease (or offer or promise to lease) or any other contract or agreement affecting the Immovable without the prior written consent of the PURCHASER, acting in its sole discretion.

4.4.14. The VENDOR declares that to its knowledge, no notice of infraction or work order has been issued by municipal, provincial or other authorities, concerning repairs or improvements to the IMMOVABLE which have not been completed or corrected and that it is not subject to any lawsuits concerning any repairs or improvements to make to the said IMMOVABLE; furthermore, VENDOR warrants these facts until the signing of the Deed of Sale. If these representations and warranties are not exact, the VENDOR shall proceed to the repairs or improvements at its own expenses, prior to the signing of the Deed of Sale.

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4.5. **COSTS RELATING TO REPAYMENT AND CANCELLATION** The cost of the deed of sale, transfer tax, registration and copies, shall be borne by the PURCHASER. Charges relating to the discharge of existing hypothecs registered against the Immovable, if any, shall be borne by the VENDOR.

4.6. **LANGUAGE**

4.6.1. The Parties hereto have expressly agreed that this Promise to Purchase, the Deed of Sale, as well as all other documents relating thereto be drawn up only in English. Les parties ont expressément convenu que cette Promesse d'Achat de même que tous les documents s'y rattachant soient rédigés en anglais seulement.

4.7. **OWNERSHIP** The PURCHASER shall assume ownership of the Immovable at the signing of the Deed of Sale. When expected to take possession of the IMMOVABLE, it shall be in the same physical condition that it was at the end of the Due diligence period provided hereinabove. The PURCHASER shall take possession of the Immovable as of the Closing Date.

4.8. **TAKING OVER THE RISKS** The VENDOR shall remain liable for all expenses and liabilities related to the IMMOVABLE prior to the Closing Date.

4.9. **ADJUSTMENTS** All adjustments pertaining to the sale of the IMMOVABLE are to be made as at the Closing Date and shall be made for items normally adjusted established by the usual practice in the Province of Québec between a vendor and purchaser in respect of the sale of property similar to the IMMOVABLE. Except as otherwise provided herein, the VENDOR shall be responsible for all expenses and liabilities and shall be entitled to receive all revenues accrued in respect of the IMMOVABLE in respect of periods up to the Closing Date and the PURCHASER shall be responsible for all expenses and liabilities and shall be entitled to receive all revenues accruing in respect of the IMMOVABLE in respect of periods from and after the Closing Date.

4.10. **INCLUSIONS** The following items, as presently installed and owned by the VENDOR, free of all encumbrances, are included in the Purchase Price: All movable property presently in or on the IMMOVABLE save for containers that belong to third parties presently stored outdoors at the IMMOVABLE.

4.11. **DEFECT OR IRREGULARITY**: Should the parties be notified, before the signing of the Deed of Sale, of any defect or irregularity whatsoever affecting the IMMOVABLE, whether it be regarding title or the physical condition of the IMMOVABLE, or in the case of non-conformity with any representation or warranty of the VENDOR contained herein, the VENDOR shall, within twenty-one (21) days following receipt of a written notice to that effect, notify the PURCHASER, in writing, that it has remedied that defect or irregularity at its expense or that it will not remedy to it. In the latter eventuality, the PURCHASER may, within a period of five (5) days following receipt of such notice, notify the VENDOR, in writing: a) that it is purchasing with the alleged defects or irregularities, in which case the VENDOR's guarantee shall be reduced accordingly, or b) that it renders this Promise to Purchase null and void, in which case the fees, expenses and costs reasonably incurred until then by any of the parties shall be borne by the VENDOR and the Deposit, any all interest accrued thereon, shall be returned to the PURCHASER. Where the PURCHASER has not availed himself of the provisions of paragraphs a) or b) above within the period stipulated, this Promise to Purchase

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shall become null and void, in which case each party shall bear the fees, expenses and costs incurred by such party and the Deposit, any all interest accrued thereon, shall be returned to the Purchaser.

4.12. TAXES Any goods and services tax, Quebec sales tax or other tax that may be imposed as a result of the sale and that is to be collected by the VENDOR under the applicable taxation laws shall, upon the signing of the Deed of Sale, be remitted by the PURCHASER to the VENDOR for those purposes. Therefore, upon signing of the Deed of Sale, the PURCHASER will have to be a registrant under the Excise Tax Act and An Act respecting the Québec sales tax, failing this, PURCHASER will have to pay to the VENDOR on Closing the applicable sales taxes on the purchase price of the IMMOVABLE.

4.13. DUE DILIGENCE

4.13.1. The PURCHASER shall have a delay of SIXTY (60) days following acceptance of this Promise to Purchase (the "**Due Diligence Date**")to carry out, to its entire satisfaction, which shall be in its sole and absolute discretion, any and all investigations, inspections, reviews, tests and audits relating to the IMMOVABLE (including, without limitation, title to the IMMOVABLE and compliance with applicable laws) and the transactions provided for herein (collectively referred to herein as the "**Due Diligence**") which the PURCHASER deems necessary or desirable, including without limitation the following inspections and verifications:

1) To proceed with an environmental and/or soil analysis as provided in article 4.13.2.

2) To confirm that the zoning allows the PURCHASER to operate its type of business;

3) To inspect or to have the IMMOVABLE inspected at its own costs

If PURCHASER is completely satisfied, in its sole and absolute discretion, with the results of its due diligence inspection, the PURCHASER shall send a written notice to that effect to the VENDOR or to the Agency, on or before the Due Diligence Date and the parties will proceed to Closing.

If on or before the Due Diligence Date, the PURCHASER sends a notice confirming that it is **not** satisfied with the results of its due diligence inspections, without any obligation to provide any reasons to same, OR fails to provide a written notice to the VENDOR regarding its due diligence inspections, then the PURCHASER will be deemed **not satisfied** with its inspections of the IMMOVABLE, this Promise to Purchase shall be terminated, null and void and the Deposit, with any interest accrued thereon, shall be returned to the PURCHASER immediately and in full as provided herein, without any further recourse from one party to the other.

The VENDOR acknowledges that the PURCHASER will require a zoning change to the IMMOVABLE to operate its business. As a consequence thereof, the VENDOR agrees to cooperate in any commercially reasonable manner, at the cost of the PURCHASER, to have the zoning amended as required by the PURCHASER, including regarding any intervention required with any municipal or other governmental authority. Such zoning change will need to be obtained on or before the Due Diligence Date.

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4.13.2. ENVIRONMENTAL STUDY The VENDOR shall remit all environmental reports and studies in its possession regarding the IMMOVABLE within FIVE (5) days of the acceptance of this Promise to Purchase by both parties.

If the PURCHASER is not satisfied with the results of the VENDOR's report, the PURCHASER shall have the right to have an expert perform an environmental Phase I characterization study on the IMMOVABLE. the whole at PURCHASER's expense, and shall have to provide the VENDOR with a copy of such report upon request.

Such inspections, tests and audits shall be conducted in a manner that minimizes interference with the use of the IMMOVABLE. The VENDOR shall have the right to accompany the PURCHASER and its agents, consultants, representatives, employees and lenders on any inspections and shall have the right to approve (or disapprove) invasive or intrusive inspections, tests and audits, acting reasonably. No such invasive or intrusive inspections, tests or audits shall occur unless the PURCHASER has given the VENDOR at least two (2) Business Days prior written notice and unless the PURCHASER complies with the foregoing requirements.

The PURCHASER hereby indemnifies and saves harmless the VENDOR against any and all claims of any nature whatsoever relating to the PURCHASER's or its representatives' access to the IMMOVABLE, and or the tests or investigations carried out by the PURCHAER or its representatives, which indemnity shall survive the Closing Date or earlier termination of this Promise to Purchase. The PURCHASER shall repair any damage caused by inspections, tests and audits performed by the PURCHASER or its agents, consultants, employees or lenders and shall fully indemnify the VENDOR from all costs of repairing any damage caused by such inspections, tests or audits and all claims relating to any such inspections, tests and audits and from all claims incurred by the VENDOR as a result thereof including, without limitation, any legal hypothecs registered against the IMMOVABLE as a result thereof. This indemnity shall survive the termination of this Promise to Purchase regardless of the cause of such termination and the VENDOR shall not have recourse to the Deposit in support of the foregoing obligation and indemnity.

The PURCHASER shall, at its expense, or undertakes to require that any of its representatives performing tests or investigations on the IMMOVABLE, maintain in force during the entire Due Diligence period, comprehensive general liability insurance in amounts which are satisfactory to the VENDOR, against claims for personal injury, death and property damage with respect to the PURCHASER's activities on the IMMOVABLE. The PURCHASER shall immediately furnish evidence of such insurance coverage upon request by the VENDOR.

5. OTHER CONDITIONS

5.1.1. ACCESS From and after the date of execution by both parties of this Promise to purchase and upon advance notification to the VENDOR of 24 hours or in accordance with section 4.13.2 as the case may be, the PURCHASER and its agents and employees shall have free access to the Immovable

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during regular business hours, at mutually agreed upon times at the PURCHASER's sole risk and expense for the purpose of making any of the PURCHASER's inspections, including without limitation physical and structural inspections (including soil inspections), and environmental audits, provided PURCHASER repairs any damages to the property caused by its inspection, the whole in accordance with section 4.13 hereof.

5.1.2. Equipment Purchase Option

During a five (5) year period following Closing, PURCHASER may not sell all or part of the EQUIPMENT (the **"Offered Equipment"**) unless it has initially offered in writing to sell theEquipment to VENDOR (the **"Offer"**) in accordance with the terms below.

PURCHASER shall first send to VENDOR a written notice (the **"Sale Notice"**) stating its intention to sell the Offered Equipment. This notice shall specify:

(i) which Equipment is offered for sale if PURCHASER's intention is not to sell all the EQUIPMENT; and

(ii) the proposed closing date for the sale of the Offered Equipment, which date must be at least 30 days after the delivery of the Sale Notice (or such shorter time limit as may be required by VENDOR).

The parties agree that the purchase price payable by the VENDOR for the Press Filter and b for the Waste Water Biological Treatment Unit shall be agreed to in writing prior to the Closing Date of the sale of the Immovable.

VENDOR will have the right to accept the Offer and to purchase the Offered Equipment from PURCHASER on the following basis:

a. VENDOR will have 10 days (or such shorter time limit as may be required by VENDOR) after receipt of the Sale Notice to accept the Offer.

b. The purchase of the Offered Equipment by the VENDOR shall be on an "as is, where is" basis, at the risk and peril of the VENDOR, from a seller that is not a professional seller.

c. If VENDOR does not deliver an acceptance notice within the aforesaid 10 day period, it will be deemed to have declined the Offer.

The closing of the purchase of the Offered Equipment will take place on or before the closing date specified in the Sale Notice, or as otherwise mutually agreed between the parties.

If VENDOR decides not to accept the Offer, Purchaser will have the right to sell the Offered Equipment (and only the Offered Equipment) to a third party upon terms and conditions not more favorable than those provided in the Offer.

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5.1.3. AMENDMENTS This Promise to Purchase shall not be amended or modified except by another written document duly signed by all the Parties.

5.1.4. NO RIGHT TO TRANSFER Neither of the Parties may, in any manner whatsoever, assign, and transfer or convey its rights in this Promise to Purchase to any third party, without the prior written consent of the other Party. The PURCHASER shall have the right to assign this Promise to Purchase, all other agreements, documents, opinions and benefits contemplated by or arising herein and direct that the conveyances and transfers of all or any part of the IMMOVABLE be made to one or more entities created by PURCHASER or Daniel Solomita and its nominees and/or its investors or proposed investors (for the purposes of this Section, an "**Affiliate**"), provided such Affiliate enters into an agreement with the VENDOR to assume all of the obligations of the PURCHASER hereunder. Notwithstanding the foregoing, following such assignment the PURCHASER shall remain liable for the fulfilment of its obligations until the completion of the Closing.

5.1.5. CURRENCY The currency for purposes of this Promise to Purchase shall be in Canadian Funds.

5.1.6. GOVERNING LAW This Promise to Purchase and the performance thereof are governed by the Laws of Quebec.

5.1.7. COUNTERPARTS Each counterpart of this Promise to Purchase shall be considered to be an original when duly initialled and signed by all the Parties, it being understood, however, that all of these counterparts shall constitute one and the same Promise to Purchase.

5.1.8. SUCCESSORS This Promise to Purchase shall bind the Parties hereto as well as their respective successors, heirs and assigns.

5.1.9. CALCULATING TIME PERIODS In calculating any time periods under this Promise to Purchase: a) the first day of the period shall not be taken into account, but the last one shall; b) the non-juridical days, i.e. Saturdays, Sundays and public holidays, shall be taken into account; and c) whenever the last day is a non-juridical day, the period shall be extended to the next juridical day.

5.1.10. FEES AND COMMISSIONS Except as the parties may otherwise agree or as otherwise provided herein, the parties shall bear their own respective fees, costs and expenses in connection with this Promise to Purchase and the transaction contemplated herein. Each party shall pay the commission, brokerage fees or any other fees or expenses of any broker or agent retained by such party, except the VENDOR shall pay, upon Closing, the commission payable to the Agency to the complete exoneration of the Purchaser.

6. INTERPRETATION

6.1. Unless the context indicates otherwise, the masculine form includes the feminine form and vice versa, and the singular includes the plural and vice versa. When the PURCHASER is an individual the use of "it" or "its" shall be considered as "he" or "his", "him", etc., as the case may be.

6.2. The headings in the Promise to Purchase have been inserted solely for ease of reference and shall not modify, in any manner whatsoever, the meaning or scope of the provisions hereof.

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7. CONDITIONS OF ACCEPTANCE AND SIGNATURES

7.1. Upon acceptance by both parties, this Promise to Purchase shall be deemed to be a contract legally binding upon the parties thereto.

7.2. Any statement concerning the IMMOVABLE or made prior to the transaction by the VENDOR forms an integral part of the transaction.

7.3. It is understood that the exchange of duly signed documents by fax or e-mail shall be valid and shall bind legally the parties thereto.

7.4. The present Promise to Purchase **is irrevocable until 17H00 hours, on** September 30 **2017.** If not accepted within this time, it shall become null and void and PURCHASER's deposit shall be reimbursed to him forthwith. The present Promise to Purchase shall not be registered against the property, under pain of becoming null and void.

[Signature page follows on the next page]

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PURCHASER acknowledges having read and understood this PROMISE TO PURCHASE and having received copy thereof

Signed in terrebonne, this 27 day of September, 2017.

LOOP CANADA INC.

Per:

DANIEL SOLOMITA

8. VENDOR'S ACCEPTANCE

8.1. We, the undersigned, being the owner of the IMMOVABLE and being duly authorized to do so, hereby undertake to sell the said IMMOVABLE at the Purchase Price and conditions herein mentioned.

VENDOR acknowledges having read and understood this PROMISE TO PURCHASE and having received copy thereof.

Accepted and signed in Montreal, this 27 day of September, 2017.

VEOLIA ES CANADA INDUSTRIAL SERVICES INC.

Per:

Cyrille Flamant, CFO

9. ACKNOWLEDGE RECEIPT BY THE PURCHASER

The PURCHASER hereby acknowledges having received a copy of VENDOR's reply.

Received in terrebonne, this 27 day of September, 2017.

LOOP CANADA INC.

Per:

DANIEL SOLOMITA

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